SALES AGREEMENT

THIS SALES AGREEMENT (“Agreement”) made on the 24th day of October 2008, by and between: Zoo Publishing, Inc., a corporation of the State of New Jersey, with a principal business address of 700 Liberty Place, Sicklerville, New Jersey 08081 (hereinafter referred to as “Zoo”), and Atari, Inc. with a principal business address of 417 Fifth Avenue, New York, NY 10016 (hereinafter referred to as “ATARI”)

WHEREAS, Zoo is engaged in the publishing, development, licensing, manufacturing, marketing, sale and distribution of various interactive video games for play on various platforms throughout the world, and

WHEREAS, ATARI would like to be a customer of Zoo which purchases products from Zoo and in turn resells the products to wholesalers and retailers in the United States, Mexico and Canada for sales to ultimate end users.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions: As used in this Agreement the following terms shall have the meanings below:

a.	“Territory,” shall mean the United States (and its territories, possessions and military bases wherever situated), Canada and Mexico.

b.
“Platforms,” shall include the Nintendo Game Boy Advance System (GBA), the Nintendo Dual Screen System (DS), the Nintendo Wii System (Wii), the Sony Playstation Portable (PSP) and Sony Playstation 2 (PS2), and the Personal Computer.

c.
“Video Games” or “Games,” means individual finished units of video games, including all applicable manuals and packaging, developed and marketed for distribution on the Platforms during the Term as listed on Exhibit “A”. The corresponding initial purchase order unit amounts and cost of goods for each Video Game are attached hereto as Exhibit “A”; as such exhibit may be amended from time to time in accordance with the terms of this Agreement. Notwithstanding, purchase orders shall be added on a revolving basis.

2. GRANT OF RIGHTS AND SALES PROCEDURE:

a.	Subject to the terms and conditions of this Agreement, Zoo hereby grants to ATARI the right to purchase the Video Games directly from Zoo and sell such Video Games to wholesalers and retailers in the Territory. The right to sell the specific Video Games to the specific wholesalers and distributors identified in Exhibit A shall be exclusive to Atari. Notwithstanding the foregoing, in the event any such retailers or wholesalers refuse to purchase the Video Games from ATARI or ATARI refuses to sell the specified Video Games to any of the specified wholesales or retailers, Zoo shall have the right to sell such Video Games to such wholesaler or retailer.

b.
ATARI recognizes that Zoo is bound by certain license agreements that control the use of proprietary property, proprietary information, service marks, game content, inclusive of characters, script, speech, images, characterizations, designs, graphics, artwork as well as the use of any trademarks or service marks associated with each Video Game. ATARI shall be permitted to utilize, in all cases, unless specifically prohibited by Zoo, all images, text and other content contained on the packaging, manuals or sell sheets relative to each specific Video Game. Should ATARI desire to utilize specific elements of the Games outside of the packaging, manuals or sell sheets for such Game, ATARI shall submit a specific request to Zoo illustrating the proposed use and specifying the proposed purpose of said illustration (advertising, store display, marketing etc.). Zoo will review all such submissions and use its commercially reasonable efforts to approve the same or submit the same to its applicable licensor(s) for review and approval in an expeditious manner.

c.
Notwithstanding the foregoing, should any license granted to Zoo with respect to any Video Game by any licensor of such Video Game expire, terminate, revert or if such Game otherwise ceases to be available to Zoo, such Video Game shall cease to be part of this Agreement upon written notice to ATARI. In such event, ATARI shall be entitled, subject to a return to Zoo of the unsold units of the relevant Video Game, at Zoo’s expense: (i) to a prompt refund of amounts paid to Zoo by ATARI for such Video Game equal to the amount paid to Zoo for the unsold units of such Video Game in stock at ATARI and returned to Zoo; (ii) to reimbursement of all Handling Charges (as defined in Section 2(h)) and customer chargebacks, if any, incurred by ATARI in connection with such Video Game; or, in lieu if (i) above, (iii) to allocate any portion of amounts paid to Zoo by ATARI for such unsold units of the relevant Video Game against unshipped product paid hereunder to such other Video Game titles contained in Exhibit A as the parties shall agree or to such new Video Games as the parties mutually agree to add to Exhibit A, so as to provide an appropriate credit for any such payment for the unavailable Video Game.

d.
Zoo sales staff shall solicit orders for the Video Games from wholesalers and retailers in the Territory and direct such wholesalers and retailers to purchase such Video Games from ATARI. Purchase orders for such Video Games shall be made out to ATARI if possible. ATARI acknowledges that some of Zoo’s customers will not change their current purchase orders with Zoo. For such customers, Zoo shall assign such purchase orders to ATARI and direct the customer to remit payment to ATARI. ATARI in turn shall submit purchase orders to Zoo for the Video Games ordered by the wholesalers and retailers from ATARI and from Zoo as assigned to ATARI. The purchase order from ATARI to Zoo shall contain the quantity ordered and the amount due to Zoo and such additional terms as may be mutually agreed from time to time. Any additional terms and conditions that conflict with this Agreement shall be null and void. It is the intent of the parties that this Agreement set forth all of the material terms and conditions of all Video Game sales made by Zoo to ATARI, unless otherwise mutually agreed.

e.
ATARI shall purchase directly from Zoo the initial quantities of the Video Games as set forth on the attached Exhibit “A”. Subsequent purchase orders shall be sent by ATARI to Zoo at any time during the Term and ATARI shall purchase the Video Games at the prices set forth on Exhibit A in the quantities set forth on the subsequent purchase orders, or at other such price as determined by Zoo. Any such subsequent Video game purchases shall be subject to the availability of the relevant Video Game. The payment for subsequent orders shall be made by ATARI to Zoo once per week during the Term.

f.
Accompanying each purchase order from ATARI to Zoo shall be a payment of the cost of goods amount for the Video Games being ordered (set forth on Exhibit A for the initial orders) plus [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] % of the difference between (i) the “ATARI Price” (defined as [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] % of the price on the customer purchase order) less a reserve of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] % of the ATARI Price and (ii) the cost of goods (“Initial Payment”). The remaining amount of the ATARI Price shall be paid to Zoo no later than fifteen days after shipment of the relevant Video Game(s) to the relevant customer. The reserve shall be analyzed and reviewed sixty days following the execution of this Agreement and liquidated monthly thereafter with a final liquidation no later than July 31, 2009, subject to Section 6(b). The reserve amount will be returned to Zoo on a monthly basis to the extent that the amount of the reserve exceeds actual and projected customer sales allowances, returns and price protection and the like given in lieu of returns. Reserve amounts may be cross-collateralized. For the avoidance of doubt, ATARI shall wire the Initial Payment for the Video Games listed on Exhibit A to Zoo upon its execution of this Agreement . Zoo shall provide ATARI with wire instructions under separate cover. Refunds of any portion of the Initial Payment shall be governed by Sections 2(c) and 2(g) of this Agreement.

g.	Zoo shall verify all purchase orders by return facsimile or e-mail within 24 hours of receipt of the purchase order from ATARI. Verification shall specify the estimated shipping date as well as any products which may be back ordered. Unless otherwise agreed to by ATARI, Zoo agrees to use commercially reasonable efforts to make products available for shipment within two (2) business days following receipt of the purchase order provided that the Video Games requested are in inventory. If Zoo must produce inventory or order Video Games from Sony or Nintendo to fulfill the purchase order, Zoo agrees to make product available for shipment within two (2) business days following the receipt of the completed manufacture of finished units of the products. Zoo shall notify ATARI if a product ordered by ATARI is not in stock and shall advise ATARI of the anticipated delivery date. If Zoo fails to make any Video Game available for shipment in a timely manner or if any wholesaler or retailer cancels an order for or refuses delivery of Video Games for any reason, then ATARI shall be entitled to a prompt refund of amounts paid to Zoo by ATARI for the undelivered (to ATARI) or unshipped (to the retailer or wholesaler) units of such Video Game and reimbursement of all Handling Charges and customer chargebacks, if any, incurred by Atari in connection with such Video Game in addition to its other rights and remedies. In such event, ATARI shall return the unshipped units of the Video Game to Zoo at Zoo’s expense, and, notwithstanding anything to the contrary contained in this Agreement, Zoo shall be free to sell such Video Games to the wholesaler or retailer which cancelled its order(s).

h.	Zoo will pay all Handling Charges associated with any returns of Video Games to Zoo. In addition, in the event of a recall of any Video Games, Zoo will pay all costs associated with the recall, including but not limited to Handling Charges, customer chargebacks, end user notification costs, and unit replacement costs. The term "Handling Charges" will mean, for each Video Game returned, reasonable labor and administrative costs plus all of Atari's out-of-pocket shipping and insurance costs related to the return and, if applicable, replenishment of such Video Games, to and from Zoo to Atari and to and from Atari to customers.

3. Term: The term of this Agreement shall commence upon execution of this Agreement and shall automatically expire March 31, 2009 (the “Term”).

4. Representations by Zoo: Zoo represents the following:

a.
Zoo has obtained, or shall obtain prior to the applicable release dates set forth in Exhibit “A”, all necessary rights and licenses to develop, publish, market, sell and distribute the Video Games as contemplated by this Agreement. Anything contained in this Agreement notwithstanding, as a precondition to any obligation of ATARI to make any payment with respect to any Video Game, Zoo shall have obtained all such rights and licenses with respect to such Video Game.

b.
Zoo shall sell the relevant Video Game to third parties and shall assign the Zoo purchase order ATARI. Zoo shall ship the Video Games pursuant to ATARI’s instructions and shall direct the customer to pay Atari. Zoo shall assist ATARI with collections, if needed.

c.
Zoo shall sell and deliver to ATARI, Video Games, duly packaged as finished units that are in good and saleable condition and in conformity with the documentation provided and that will operate in accordance with industry standards, for sale by ATARI to wholesalers and retailers for the use by the ultimate end user. In addition, Zoo shall have the option to engage certain third parties that provide manufacturing services to ATARI for the purpose of assembling and packaging Video Games at Zoo’s sole discretion.

d.
Zoo warrants that it is duly incorporated and is in good standing in the State of New Jersey, with the full power and authority to execute and deliver this Agreement and to perform the its obligations hereunder.

e.
The entering into of this Agreement by Zoo does not violate any agreement, right or obligation of Zoo and no other person or entity is required to execute this Agreement or perform the obligations herein.

f.	There is no pending or threatened litigation which may affect the legality, validity or enforceability of this Agreement or any transactions contemplated hereunder.

g.
The Video Games delivered to ATARI shall be subject to Zoo’s and its developers’ and manufacturers’ standard warranty terms as such are contained in the packaging for each Video Game, with copies to be communicated in writing to ATARI and to end users from time to time. Zoo will provide technical support for each Video Game. Technical support will include, without limitation, warranty service, internet support and phone support via a local or toll-free telephone number. Zoo will have personnel knowledgeable of the technical and application aspects of each Video Game available to answer support questions during regular business hours.

h.	None of the Video Games or related materials infringes on any patents, copyrights, trademarks, tradenames, trade secrets or any other intellectual property rights of a third party.

i.
The Video Games and related materials will be in compliance with all applicable laws and regulatory requirements in the Territory, including without limitation, ESRB requirements and procedures, packaging and labeling requirements, language requirements, and country of origin requirements. For purposes of compliance with applicable ESRB regulations Zoo shall be deemed the “publisher” of the Video Games.

5. Representations by ATARI: ATARI represents the following:

a.	ATARI warrants that it is duly incorporated, and is in good standing in the State of Delaware, with the full power and authority to execute and deliver this Agreement and to perform the its obligations hereunder.

b.
The entering into of this Agreement by ATARI does not violate any agreement, right or obligation of ATARI and no other person or entity is required to execute this Agreement on behalf of ATARI or perform ATARI’s obligations herein.

c.	To ATARI’s knowledge, there is no pending or threatened, litigation which may affect the legality, validity or enforceability of this Agreement or any transactions contemplated hereunder.

d.
ATARI warrants and represents that it will make no claims or assertions against Zoo’s ownership of, or license rights in and to, any of Video Games or advertising, packaging or promotional materials for the Video Games during the Term of this Agreement or thereafter. Zoo’s licenses in and to the Video Games shall remain the sole and exclusive property of Zoo. ATARI also agrees that neither this Agreement nor any action, omission or statement by Zoo or ATARI, nor ATARI’s use of the Video Games or elements thereof in connection with this Agreement shall in any way confer or imply a grant of rights, title or interest thereto, or to any element or portion thereof or any other rights, including, without limitation, copyrights, trademarks, trade names, service marks or goodwill associated therewith, the ownership of which shall be and at the times remain solely and exclusively with Zoo or its licensors. Zoo reserves all rights now known or hereafter devised in and to the proprietary properties used in the Video Games, including all copyrights and trademarks including but not limited to the names and logos of Zoo and its licensors throughout the universe in perpetuity.

6. Termination: (a) This agreement may be terminated upon written notice, in whole or in part (as it relates to any one Video Game), as follows upon the occurrence of any of the following:

i. For any one Video Game, by either party upon the termination, expiration or loss of the licenses necessary for Zoo to publish, market, manufacture, sell or distribute the relevant Video Game, subject to the provisions of Section 2(c).

ii. By either party in the event the other party ceases to engage in the business contemplated under this Agreement.

iii. By either party upon any material breach of the representations, warranties, covenants or agreements of the other party set forth in this Agreement, provided that such breach is not cured within 5 days following the breaching party’s receipt of written notice of such breach from the non-breaching party.

iv. By either party, if the other party becomes insolvent, files or has filed against it a petition under any bankruptcy law (which, if involuntary, is unresolved after sixty (60) calendar days from the date of such filing), proposes any dissolution, liquidation, composition, financial reorganization, or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of the creditors, or a receiver trustee, custodian, or similar agent is appointed or takes possession with respect to any property or business of such party.

(b)   Following expiration or termination of this Agreement, ATARI shall have the right to hold a reasonable reserve for projected returns, to be liquidated no later than July 31, 2009. Following such liquidation, Zoo shall be responsible for handling field inventory issues relating to the Video Games.

7. Confidentiality: Zoo and ATARI acknowledge that each party may find it necessary to provide to the other party certain confidential information ("Confidential Information") that the disclosing party considers proprietary. Each party agrees to keep confidential all Confidential Information disclosed to it by the other party, and identified as such by the disclosing party, and to protect the confidentiality thereof in the same manner it protects the confidentiality of similar information of its own (at all times exercising at least the same degree of care in the protection of such Confidential Information as such party would use to protect its own Confidential Information); provided, however, that neither party shall have any such obligation with respect to use or disclosure to third parties of such Confidential Information as can be established to: have been known publicly; have been generally known in the industry before communication by the disclosing party to the recipient; have become known publicly, without fault on the part of the recipient, subsequent to disclosure by the disclosing party. Notwithstanding the foregoing, nothing herein shall prevent a recipient from disclosing all or part of the Confidential Information that it is legally compelled to disclose (by oral deposition, interrogatories, request for information or documents, subpoena, civil investigative demands, or any other process) provided, however, that before any such disclosure the recipient shall notify the disclosing party in writing of any such order or request to disclose and cooperate with the disclosing party (at the disclosing party's cost) with respect to any procedure sought to be pursued by the disclosing party in protecting against such disclosure. Notwithstanding the foregoing, the parties acknowledge and agree that this Agreement may be filed with the United States Securities and Exchange Commission.

8. Indemnification; Limitation of Liability.

a. Zoo does hereby indemnify, defend and hold harmless ATARI and ATARI’s subsidiaries, parent companies, affiliates, officers, employees and approved and permitted licensees and assigns from any and all loss and damage (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the parties or between any party and any third party or otherwise) arising out of or in connection with any third party claim relating to (i) any breach of any of the warranties, representations, duties, obligations of or agreements made by Zoo under this Agreement; (ii) any product recalls involving any of the Video Games, whether initiated by Zoo, the product developer or manufacturer, any governmental or regulatory agency (including, without limitation, the ESRB) or otherwise; and (iii) any violation of law by Zoo in connection with its publishing, development, licensing, manufacturing, marketing, sale and distribution of the Video Games. ATARI shall have the right to participate at its own expense and by its own counsel in the defense of any such claim, and in such event, the parties hereto shall cooperate with each other in the defense of any such action, suit or proceeding hereunder.

b. ATARI agrees to defend, indemnify and hold harmless Zoo from and against any and all third party claims, suits, demands, liabilities, losses, damages, reasonable attorneys' fees and other costs and expenses that may result, in whole or in part, from: (i) and breach or alleged breach of any representation, warranty or agreement made pursuant to this Agreement; (ii) any sale by ATARI of any Video Game outside of the Territory; (iii) any unauthorized manufacture or distribution of any Video Game by ATARI; and (iv) any violation of law by ATARI in connection with the sale of the Video Games to the extent not arising from acts or omissions by Zoo.

c. EXCEPT IN THE CASE OF A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER OR A BREACH OF THE CONFIDENTIALITY PROVISIONS HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF PROFIT OR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY NATURE, FOR ANY REASON WHATSOEVER INCLUDING, WITHOUT LIMITATION, A BREACH OF THIS AGREEMENT, THE EXPIRATION OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF A PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES.

d. During the Term of this Agreement and 1 year thereafter, Zoo will at all times maintain at its own cost comprehensive general liability (which insurance shall include a contractual liability endorsement covering Zoo's obligations under this Agreement), product liability insurance and errors and omissions insurance. Each policy shall have coverage of at least [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]  ($[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] ). Each policy shall be issued by an insurance company with a rating of A or better as set forth in the most current Best Insurance Guide. Such insurance shall be at least sufficient to cover Zoo’s indemnification obligations hereunder, but the amount and type of insurance coverage specified herein shall in no way be construed to limit the scope of indemnification by Zoo. Zoo shall add ATARI as an additional insured to each policy and will furnish certificates evidencing that insurance within ten (10) days of the effective date of this Agreement. In the event there are claims against any existing insurance policy with respect to any Video Game, Zoo will procure additional insurance coverage which is necessary to maintain the minimum level of coverage described in this section.

e. Risk of loss and title for Video Games shall pass to ATARI from Zoo upon the earlier of delivery to ATARI’s designated carrier or designated location in a warehouse. For Video Games returned to ATARI by customers, for which title has passed to those customers, title will pass from the customer to ATARI upon return to ATARI. Risk of loss shall pass to ZOO upon re-delivery to Zoo of returned Video Games.

9. RESERVE REPORTS AND AUDIT.

(a)
ATARI shall keep sufficient records of all sales of the Video Games in order to verify the amount of the reserve ultimately retained by ATARI and send a report to Zoo for each month of the Term no later than 5 days following the end of such month, [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] .

(b)	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] .

10. Miscellaneous.

(a) Force Majeure. Neither party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party, including without limitation, acts of God, acts of war, governmental regulations, power failures, floods, earthquakes or other disasters.

(b) Survival. Sections 1, 2(f) (solely with respect to the reserve), 4, 5, 7, 8, 9(b), 10 (b) - (i) and 10 (k) - (o) shall survive the expiration or termination of this Agreement for any reason.

(c) Notices and Payments. All notices required or permitted under this Agreement shall be in writing, shall reference this Agreement and shall be deemed given: (i) upon receipt after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (ii) upon receipt after deposit with a commercial overnight carrier, with written verification of receipt. All communications shall be sent to the address set forth below, or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section:

If to Zoo:
Zoo Publishing, Inc.
Attn: Susan J. Kain, President
700 Liberty Place
Sicklerville, New Jersey 08081

If to ATARI:
Atari, Inc.
Attn: Bob Spellerberg
417 Fifth Avenue
New York, NY

All payments due to Zoo pursuant to this Agreement shall be sent via wire to an account to be specified by Zoo.

(d) Independent Contractor. Nothing in this Agreement shall be construed to constitute either party as the partner, joint venturer, agent, employee or affiliate of the other, it being intended that the parties shall remain independent contractors and neither party shall be liable for the obligations, liabilities or representations of the other. ATARI shall not describe or hold itself out as an agent of the Zoo, nor describe itself other than as a distributor of Zoo. Neither party shall hold itself out to be the agent of the other.

(e) Governing Law. This Agreement shall be construed under the internal laws of the State of New York, without regard to its choice of law provisions. Each party agrees that the state and/or federal courts located in the County of New York shall have exclusive jurisdiction over any dispute arising hereunder. Zoo waives any objection it may have to such venue. In the event any dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties hereto shall use their commercially reasonable efforts to settle the dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties.

(f) Headings. The division of this Agreement into Sections and the insertion of headings are for the convenient reference only and are not to affect its interpretation.

(g) Amendments. No supplement, modification, amendment, waiver, termination or discharge of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

(h) Waiver. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver. No failure on the part of Zoo or ATARI to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

(i) Entire Agreement. This Agreement, including the Exhibits thereto, constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the subject matter hereof. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein and Zoo and ATARI have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

(j) Assignment. This Agreement shall be binding upon and inure to the benefit of Zoo and ATARI and their respective successors, heirs, personal representatives and permitted assigns. No party shall have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party and any attempted assignment shall be null and void; provided that ATARI shall be permitted to assign this Agreement and its rights and obligations (in whole or in part) without the consent of Zoo to a subsidiary or affiliate of ATARI or pursuant to a merger, sale of substantially all of the stock or assets or business subject to this Agreement or other similar type transaction involving ATARI and/or its affiliates. Zoo shall be permitted to assign this Agreement and its rights and obligations (in whole or in part) without the consent of ATARI to a subsidiary or affiliate of Zoo pursuant to a merger, sale of substantially all of the stock or assets or business subject to this Agreement or other similar type transaction involving Zoo and/or its affiliates.

(k) Severability. If any provision of this Agreement shall be deemed by an arbitrator or any count of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

(l) Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which when taken together, shall be deemed to constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed originals for all purposes.

(m) No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto (and Zoo’s and ATARI’s parents and subsidiaries), any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(n) Exhibits. The exhibits and schedules referred to in this Agreement are attached to and are incorporated herein in their entirety by reference.

(o) Other Products. Subject to ATARI’s exclusive rights hereunder, both Zoo and ATARI acknowledge that both are in the business of creating and publishing software products for a variety of hardware platforms and related hardware products, that both maintain and continually seek relationships with other parties, and that they maintain and continually seek licensing or similar arrangements with other parties. Subject to ATARI’s exclusive rights hereunder, the parties agree that nothing else in this Agreement will be construed as restricting or prohibiting each from continuing its business in any lawful manner, and without limitation, each may at its sole discretion at any time during or after the Term (a) create, publish, manufacture, market and distribute any other products, even if such products are competitive to and similar to the Video Games; and (b) enter into and maintain relationships with any other party, even if such parties are competitors, or licensors of the other party.

IN WITNESS WHEREOF, the parties have executed this agreement effective on the date first written above.

ZOO PUBLISHING, INC. By: /s/ Susan Kain Name: Susan Kain Title: President	ATARI, INC. By: /s/ James Wilson Name: James Wilson Title: President/CEO

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

[SIGNATURE PAGE TO DIRECT SALES AGREEMENT]

EXHIBIT “A”